Exhibit (a)(22)

DONALD L. MORROW (SBN 66922)
PAUL, HASTINGS, JANOFSKY & WALKER LLP
695 Town Center Drive
Seventeenth Floor
Costa Mesa, CA 92626
Telephone: (714) 668-6200
Facsimile: (714) 979-1921

JOHN M. BENASSI (SBN 074137)
STEPHEN S. KORNICZKY (SBN 135532)
S. CHRISTIAN PLATT (SBN 199318)
CHRISTOPHER K. EPPICH (SBN 228025)
PAUL, HASTINGS, JANOFSKY & WALKER LLP
3579 Valley Centre Drive
San Diego, CA 92130
Telephone: (858) 720-2500
Facsimile: (858) 720-2555

Attorneys for Plaintiff
ICU MEDICAL, INC.

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

SOUTHERN DIVISION

ICU MEDICAL, INC., a Delaware corporation,	CASE NO. SACV04-0689 AHS (RNBx)
Plaintiff,	COMPLAINT FOR PATENT INFRINGEMENT

vs.	DEMAND FOR JURY TRIAL

ALARIS MEDICAL SYSTEMS, INC., a Delaware corporation

Defendant.

Plaintiff ICU Medical, Inc. (“ICU Medical”) complains against defendant Alaris Medical Systems, Inc. (“Alaris”) as follows:

JURISDICTION

1. This is an action for patent infringement arising under the Patent Laws of the United States, 35 U.S.C. § 271 et seq. The Court has jurisdiction over this action pursuant to 28 U.S.C. §§ 1331 and 1338(a).

2. Venue is proper in this district under 28 U.S.C. §§ 1391 and 1400(b).

THE PARTIES

3. Plaintiff ICU Medical is a corporation organized under the laws of the State of Delaware, having its principal place of business and corporate headquarters located at 951 Calle Amanecer, San Clemente, California 92673.

4. On information and belief, at all relevant times mentioned below, defendant Alaris was and is a corporation organized under the laws of Delaware, with its principal place of business and corporate headquarters located at 10221 Wateridge Circle, San Diego, California 92121-2772.

SUMMARY OF FACTS

ICU Medical, Inc.

6. Plaintiff ICU Medical is primarily engaged in the design, development and marketing of proprietary, disposable medical connection systems for use in intravenous (“I.V.”) therapy applications, including needle-free valves. ICU Medical markets a complete line of custom and generic I.V. systems, which include various needle-free valves such as ICU Medical’s CLAVE Connector.

COMPLAINT FOR PATIENT INFRINGEMENT
AND DEMAND FOR JURY TRIAL

7. Plaintiff ICU Medical is currently marketing its needle-free valves and medical connection systems for use in I.V. therapy applications within this judicial district for commercial sale.

Alaris Medical Systems, Inc.

8. Alaris is engaged in the design, development, importation, marketing, use and sale of disposable medical connection systems for I.V. therapy applications. In particular, Alaris makes, uses, sells, offers for sale and imports SmartSite and SmartSite Plus needle-free valves and systems that incorporate one or more such valves (including certain Medley™ System/Gemini System Disposables, Signature Edition® System Disposables, MedSystem® III Disposables, Components, Extension Sets and Gravity Sets) (collectively, “SmartSite and SmartSite Plus Needle-Free Valves and Systems”).

9. Alaris sells its SmartSite and SmartSite Plus Needle-Free Valves and Systems within this judicial district and elsewhere throughout the United States. The majority of Alaris’ sales of SmartSite and SmartSite Plus Needle-Free Valves and Systems occur outside of this judicial district.

ICU Medical’s Patent

10. United States Patent No. 6,682,509 (“the ‘509 patent”) was duly and legally issued on January 27, 2004, for an invention entitled “Medical Valve and Method of Use,” and was assigned to and is owned by ICU Medical, Inc. A Certificate of Correction of the ‘509 patent was issued by the Patent and Trademark Office on June 15, 2004. A true and correct copy of the ‘509 patent is attached as Exhibit A.

COMPLAINT FOR PATIENT INFRINGEMENT
AND DEMAND FOR JURY TRIAL

CAUSE OF ACTION
(Infringement of the ‘509 Patent by Alaris’ SmartSite and SmartSite Plus Needle-Free Valves and Systems)

11. Plaintiff ICU Medical hereby incorporates by this reference paragraphs 1 through 10 inclusive.

12. Alaris has been and is still infringing the ‘509 patent by making, using, offering for sale, and selling within the United States Alaris’ SmartSite and SmartSite Plus Needle-Free Valves and Systems.

13. Alaris has been and is still inducing the infringement of, or contributorily infringing, the ‘509 patent, by inducing others to make, sell, offer for sale and use within the United States, SmartSite and SmartSite Plus Needle-Free Valves and Systems, or by contributing to the infringement by others of the ‘509 patent by providing to others, SmartSite and SmartSite Plus Needle-Free Valves and Systems.

14. Alaris will continue to infringe, induce the infringement of, and contributorily infringe the ‘509 patent unless enjoined by the Court.

15. Plaintiff ICU Medical is informed and believes, and therefore alleges that Alaris’ infringement of the ‘509 patent is willful.

16. Plaintiff ICU Medical has been damaged by Alaris’ infringement, inducement to infringe, and contributory infringement, and is suffering and will continue to suffer damage and irreparable harm as a result, unless the Court enjoins defendant.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for:

1. Judgment that U.S. Patent No. 6,682,509 is infringed by defendant Alaris;

COMPLAINT FOR PATIENT INFRINGEMENT
AND DEMAND FOR JURY TRIAL

2. A temporary restraining order and preliminary and permanent injunction enjoining Alaris, its officers, agents, servants, employees, and those persons acting in active concert or in participation with them or any of them from infringing, inducing the infringement of, or contributorily infringing the ‘509 patent;

3. An accounting of the profits and damages arising out of defendant’s infringement, inducing the infringement, or contributory infringement of the ‘509 patent, an award of those profits and damages together with interest, and a judgment that the profits and damages so adjudged be trebled;

4. Judgment that Plaintiff ICU Medical be awarded its attorneys’ fees, costs, and expenses incurred in this action; and

5. Such other and further relief as the Court may deem just and proper.

DEMAND FOR JURY TRIAL

ICU Medical demands a trial by jury for all claims triable by jury pursuant to Fed. R. Civ. P. 38 and Civil L.R. 38-1.

DATED: June 16, 2004	PAUL, HASTINGS, JANOFSKY & WALKER LLP

By: /s/ S. Christian Platt ———————————————— S. CHRISTIAN PLATT Attorneys for Plaintiff ICU MEDICAL, INC.

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COMPLAINT FOR PATIENT INFRINGEMENT
AND DEMAND FOR JURY TRIAL